The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated December 10, 2013

Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•] Callable Contingent Payment Notes due December 14, 2015 Linked to the Lowest Return of the S&P 500® Index, the Russell 2000® Index, and the EURO STOXX 50® Index Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Initial Valuation Date:	December 10, 2013
Issue Date:	December 16, 2013
Final Valuation Date:*	December 10, 2015
Maturity Date:	December 15, 2015
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Reference Assets:	S&P 500® Index (the “S&P 500 Index”), Russell 2000® Index (the “Russell 2000 Index”) and EURO STOXX 50® Index (the “EURO STOXX 50 Index”)
	Reference Asset	Bloomberg Ticker	Initial Value	Barrier Level	Coupon Barrier Level
	S&P 500 Index	SPX<Index>	[•]	[•]	[•]
	Russell 2000 Index	RTY<Index>	[•]	[•]	[•]
	EURO STOXX 50 Index	SX5E<Index>	[•]	[•]	[•]

The S&P 500 Index, the Russell 2000 Index and the EURO STOXX 50 Index are each referred to in this preliminary pricing supplement as a “Reference Asset”  or “Index” and collectively as the “Reference Assets” or “Indices”.

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions described below, you will receive (subject to our credit risk) on the stated Maturity Date, in addition to any final Contingent Payment (as described below), a cash payment determined as follows:

•                   If the Final Value of the Lowest Performing Reference Asset is greater than or equal to its respective Barrier Level, $1,000 per $1,000 principal amount Note that you hold.

•                   If the Final Value of the Lowest Performing Reference Asset is less than its respective Barrier Level, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lowest Performing Reference Asset]

You may lose some or all of the principal amount of your Notes at maturity. If the Final Value of the Lowest Performing Reference Asset is less than its respective Barrier Level, your Notes will be fully exposed to any such decline. The payment at maturity will be based solely on the Reference Asset Return of the Lowest Performing Reference Asset and the performances of the other Reference Assets will not be taken into account for purposes of calculating any payment due at maturity under the Notes.

Any payments due on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.90%	98.10%
Total	$[•]	$[•]	$[•]	$[•]

‡ Barclays Capital Inc. will receive commissions from the Issuer equal to 1.90% of the principal amount of the Notes, or $19.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

†Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $959.60 and $969.60 per Note.   The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Rate:	1.025% (per annum 4.10%)

Contingent Payment:

On each Contingent Payment Date, unless the Notes have been previously redeemed (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive a quarterly contingent payment equal to the Contingent Rate times the principal amount of your Notes if and only if the Closing Value of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

If the Closing Value of the Lowest Performing Reference Asset on any quarterly Valuation Date is less than its Coupon Barrier Level, you will not receive any quarterly contingent payment on the related Contingent Payment Date, and if the Closing Value of the Lowest Performing Reference Asset is less than its Coupon Barrier Level on all Valuation Dates, you will not receive any quarterly contingent payments over the term of the Notes.

Valuation Dates:*

Quarterly, on the 10th day of each March, June, September and December (or if such day is not a Reference Asset Business Day, the next following Reference Asset Business Day), beginning on and including March  10, 2014, provided that the final Valuation Date will be the Final Valuation Date noted above.

Contingent Payment Dates:**

The contingent payment date for any Valuation Date will be the fifth Business Day after such Valuation Date, except that the contingent payment date for the Final Valuation Date will be the Maturity Date.

Early Redemption at the Option of the Issuer:

Beginning with the Contingent Payment Date following the Valuation Date scheduled to occur on June 10, 2014, and on each Contingent Payment Date thereafter, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below, provided the Issuer provides at least five business days’ prior written notice to the trustee.  If the Issuer exercises its redemption option, the Contingent Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:

If the Issuer exercises its redemption option (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes plus any Contingent Payment that may be due on such date.

Closing Value:

With respect to an Index, on any day, the closing value of the Index published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing value of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Coupon Barrier Level:

With respect to a Reference Asset, 61.00% of its corresponding Initial Value.  The Coupon Barrier Level for each Reference Asset is set forth in the table above, which appears under the caption “Reference Assets”.

Barrier Level:

With respect to a Reference Asset, 61.00% of its corresponding Initial Value.  The Barrier Level for each Reference Asset is set forth in the table above, which appears under the caption “Reference Assets”.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Index.

The term “scheduled trading day”, with respect to each Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Business Day:

Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Lowest Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:

With respect to each Reference Asset and with respect to each Valuation Date (including the Final Valuation Date), the performance of such Reference Asset from its Initial Value to its Closing Value on such day, calculated as follows:

Closing Value – Initial Value
Initial Value

Initial Value:

With respect to a Reference Asset, the Closing Value of the Reference Asset on the Initial Valuation Date. The Initial Value for each Reference Asset is set forth in the table above, which appears under the caption “Reference Assets”.

Final Value:	With respect to a Reference Asset, the Closing Value of the Reference Asset on the Final Valuation Date.
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741T3E5 / US06741T3E54

*

Subject to postponement in the event of a market disruption event and as described under “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement and “Market disruption events and adjustments” below.

**

If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No interest will accrue as a result of delayed payment and “Market disruption events and adjustments” below.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three (3) months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase

PPS-1

HYPOTHETICAL QUARTERLY CONTINGENT PAYMENT EXAMPLES

The payment of a Contingent Payment on any Contingent Payment Date will be dependent on the Closing Value of each Reference Asset on the related Valuation Date and the corresponding return of each Reference Asset as measured from that Valuation Date to the Initial Valuation Date.  The Reference Asset with the lowest Reference Asset Return on a Valuation Date will be deemed the Lowest Performing Reference Asset and the corresponding Closing Value of such Reference Asset on the related Valuation Date will be evaluated relative to the Coupon Barrier Level of such Reference Asset. If the Closing Value of the Lowest Performing Reference Asset on such Valuation Date is less than its corresponding Coupon Barrier Level, then there will not be a Contingent Payment made on the corresponding Contingent Payment Date.  Alternatively, if the Closing Value of the Lowest Performing Reference Asset on such Valuation Date is greater than or equal to its corresponding Coupon Barrier Level, then a Contingent Payment will be made on the corresponding Contingent Payment Date.  If the Closing Value of the Lowest Performing Reference Asset on each Valuation Date is less than the corresponding Coupon Barrier Level of such Reference Asset, then no Contingent Payments will be made over the term of the Notes.  If the Issuer exercises the “Early Redemption at the Option of the Issuer”, no Contingent Payments will be made following the date of such exercise.

Quarterly Contingent Payment Calculations

Step 1:  Determine Which Reference Asset is the Lowest Performing Reference Asset Based on the Reference Asset Return of each Reference Asset.

To determine which Reference Asset is the Lowest Performing Reference Asset on each Valuation Date, the Calculation Agent will need to calculate the Reference Asset Return of each Reference Asset on the respective Valuation Date. The Reference Asset Return of each Reference Asset is equal to the performance of such Reference Asset as measured from its Initial Value to its Closing Value on such Valuation Date, calculated as follows:

Closing Value – Initial Value
Initial Value

The Reference Asset with the lowest Reference Asset Return on such Valuation Date will be deemed the Lowest Performing Reference Asset.

Step 2:          Determine Whether the Closing Value of the Lowest Performing Reference Asset is Greater than or Equal to its Corresponding Barrier Level.

Upon determining which Reference Asset is the Lowest Performing Reference Asset on a Valuation Date, the Calculation Agent will take the Closing Value of such Reference Asset and evaluate it relative to its Coupon Barrier Level (that is, whether the Closing Value on that day is greater than or equal to its applicable Coupon Barrier Level).  If the Closing Value of the Lowest Performing Reference Asset is greater than or equal to its corresponding Coupon Barrier Level, a Contingent Payment will be made (as calculated in Step 3 below) and payable on the corresponding Contingent Payment Date.   If the Closing Value of the Lowest Performing Reference Asset is less than the corresponding Coupon Barrier Level of such Reference Asset, then no Contingent Payment will be made the corresponding Contingent Payment Date.

Step 3: Calculate the Quarterly Contingent Payment, if Any:

If on the respective Valuation Date, the Closing Value of the Lowest Performing Reference Asset is greater than or equal to its corresponding Coupon Barrier Level, we will pay a Contingent Payment equal to the Contingent Rate multiplied by the stated principal amount; otherwise no Contingent Payment will be due on the corresponding Contingent Payment Date. Assuming that the Contingent Rate is set at 1.025% on the Initial Valuation Date, the Contingent Payment will be calculated as follows:

$1,000 x Contingent Rate

$1,000 x 1.025% = $10.25

No adjustments to the amount of the Contingent Payment calculated will be made in the event a Contingent Payment Date is not a Business Day.  Payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.

PPS-2

Examples of Quarterly Contingent Payment Calculations

The tables and examples below illustrate the determination as to whether a Contingent Payment will be made with respect to a series of hypothetical Valuation Dates.  The hypothetical examples set forth below are based on the following additional assumptions: a Contingent Rate of 1.025% (per annum 4.10%); the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; the Coupon Barrier Level for each Reference Asset is 61.00% of its respective Initial Value; and no Market Disruption Event with respect to any of the Reference Assets has occurred or is continuing on any Valuation Date, including the Final Valuation Date.  Numbers in the table and examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

Table 1 During the Term of the Notes, On Certain Valuation Dates, the Closing Value of the Lowest Performing Reference Asset has been Less Than its Respective Coupon Barrier Level and on Certain Valuation Dates, the Closing Value of the Lowest Performing Reference Asset has been Greater than or Equal to its Respective Coupon Barrier Level.  As a Result, During the Term of the Notes on Certain Valuation Dates a Contingent Payment Will Be Due and On Other Valuation Dates, No Contingent Payment Will Be Due.

Valuation Dates	Is the Closing Value of the Lowest Performing Reference Asset Below its Coupon Barrier Level?[1]	Will a Contingent Payment be Made?[2]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[3]
First	No	Yes	1.025%	$10.25
Second	Yes	No	N/A	$0.00
Third	Yes	No	N/A	$0.00
Fourth	No	Yes	1.025%	$10.25
Fifth	Yes	No	N/A	$0.00
Sixth	No	Yes	1.025%	$10.25
Seventh	No	Yes	1.025%	$10.25
Eighth (Final Valuation Date)	Yes	No	N/A	$0.00

During the Term of the Notes, the Total Quarterly Contingent Payments received per Note: $41.00

1For each Reference Asset, the Coupon Barrier Level is equal to 61.00% of its Initial Value.

2 A Contingent Payment will be made if the Closing Value of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

3The Contingent Payment per Note equals the Contingent Rate times the $1,000 principal amount.

Table 2 With Respect to Each Valuation Date, the Closing Value of the Lowest Performing Reference Asset Has Been Greater than or Equal to its Respective Coupon Barrier Level. This Example Illustrates the Maximum Possible Contingent Payments that Would be Due During the Term of the Notes.

Valuation Dates	Is the Closing Value of the Lowest Performing Reference Asset Below its Coupon Barrier Level?[1]	Will a Contingent Payment be Made?[2]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[3]
First	No	Yes	1.025%	$10.25
Second	Yes	No	1.025%	$10.25
Third	Yes	No	1.025%	$10.25
Fourth	No	Yes	1.025%	$10.25
Fifth	Yes	No	1.025%	$10.25
Sixth	No	Yes	1.025%	$10.25
Seventh	No	Yes	1.025%	$10.25
Eighth (Final Valuation Date)	Yes	No	1.025%	$10.25

During the Term of the Note, the Total Contingent Payments received per Note: $82.00

1For each Reference Asset, the Coupon Barrier Level is equal to 61.00% of its Initial Value.

2 A Contingent Payment will be made if the Closing Value of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

3The Contingent Payment per Note equals the Contingent Rate times the $1,000 principal amount.

PPS-3

Table 3 With Respect to Each Valuation Date, the Closing Value of the Lowest Performing Reference Asset Has Been Less than its Respective Coupon Barrier Level. This Example Illustrates the Minimum Possible Contingent Payments that Would be Due During the Term of the Notes, Which is $0.00.

Valuation Dates	Is the Closing Value of the Lowest Performing Reference Asset Below its Coupon Barrier Level?[1]	Will a Contingent Payment be Made?[2]	Contingent Rate	Amount of Contingent Payment (per $1,000 principal amount)[3]
First	Yes	No	N/A	$0.00
Second	Yes	No	N/A	$0.00
Third	Yes	No	N/A	$0.00
Fourth	Yes	No	N/A	$0.00
Fifth	Yes	No	N/A	$0.00
Sixth	Yes	No	N/A	$0.00
Seventh	Yes	No	N/A	$0.00
Eighth (Final Valuation Date)	Yes	No	N/A	$0.00

During the Term of the Notes, the Total Contingent Payments received per Note: $0.00

1For each Reference Asset, the Coupon Barrier Level is equal to 61.00% of its Initial Value.

2 A Contingent Payment will be made if the Closing Value of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Level.

3The Contingent Payment per Note equals the Contingent Rate times the $1,000 principal amount.

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following steps illustrate the hypothetical payment at maturity calculations.  The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes.  The numbers appearing in the following table have been rounded for ease of analysis and do not take into account any tax consequences of investing the notes.  The hypothetical examples below make the following key assumptions:

▪	Initial Value of the S&P 500 Index: 1,805.09
▪	Initial Value of the Russell 2000 Index: 1,131.38
▪	Initial Value of the EURO STOXX 50 Index: 2,979.94
▪	Barrier Level for the S&P 500 Index: 1,101.10 (the hypothetical Initial Level of the S&P 500 Index multiplied by 61.00%, rounded to the nearest hundredth)
▪	Barrier Level for the Russell 2000 Index: 690.14 (the hypothetical Initial Level of the Russell 2000 Index multiplied by 61.00%, rounded to the nearest hundredth)
▪	Barrier Level for the EURO STOXX 50 Index: 1,817.76 (the hypothetical Initial Level of the EURO STOXX 50 Index multiplied by 61.00%, rounded to the nearest hundredth)
▪	The Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above

Step 1: Determine which Reference Asset is the Lowest Performing Reference Asset.

To determine which Reference Asset is the Lowest Performing Reference Asset on the Final Valuation Date, the Calculation Agent will need to calculate the Reference Asset Return of each Reference Asset on the Final Valuation Date. The Reference Asset with the lowest Reference Asset Return will be the Lowest Performing Reference Asset and its Closing Value on the Final Valuation Date will be evaluated relative to its corresponding Barrier Level to determine the payment due at maturity.

The Reference Asset Return of a Reference Asset on the Final Valuation Date is equal to the performance of such Reference Asset from its Initial Value to its Closing Value on the Final Valuation Date (referred to as the “Final Value”), calculated by the Calculation Agent as follows:

Final Value – Initial Value
Initial Value

Step 2: Calculate the Payment at Maturity based on the Final Value and Reference Asset Return of the Lowest Performing Reference Asset.

The payment at maturity, in addition to any final quarterly Contingent Payment, will depend on whether the Final Value of the Lowest Performing Reference Asset is greater than, equal to or less than its respective Barrier Level. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Value of the Lowest Performing Reference Asset is greater than or equal to the Barrier Level with respect to such Reference Asset.

PPS-4

If the Final Value of the Lowest Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Reference Asset Return of the Lowest Performing Reference Asset.  The payment at maturity will be based solely on the Reference Asset Return of the Lowest Performing Reference Asset and the performances of the other Reference Assets will not be taken into account for purposes of calculating any payment due at maturity under the Notes.  As such, if the Final Value of the Lowest Performing Reference Asset has depreciated by more than 39% relative to its Initial Value, you may lose some or all of the principal amount of your Notes at maturity.

The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Reference Assets:

S&P 500 Index Final Value	Russell 2000 Index Final Value	EURO STOXX 50 Index Final Value	Reference Asset Return of the S&P 500 Index	Reference Asset Return of the Russell 2000 Index	Reference Asset Return of the EURO STOXX 50 Index	Reference Return of The Lowest Performing Reference Asset	Payment at Maturity* (Not including any quarterly contingent payment)
3,610.18	2,319.33	6,257.87	100.00%	105.00%	110.00%	100.00%	$1,000.00
3,519.93	2,149.62	5,959.88	95.00%	90.00%	100.00%	90.00%	$1,000.00
3,249.16	2,093.05	5,512.89	80.00%	85.00%	85.00%	80.00%	$1,000.00
3,158.91	1,923.35	5,363.89	75.00%	70.00%	80.00%	70.00%	$1,000.00
2,888.14	1,866.78	5,065.90	60.00%	65.00%	70.00%	60.00%	$1,000.00
2,797.89	1,697.07	4,618.91	55.00%	50.00%	55.00%	50.00%	$1,000.00
2,527.13	1,640.50	4,320.91	40.00%	45.00%	45.00%	40.00%	$1,000.00
2,436.87	1,470.79	4,171.92	35.00%	30.00%	40.00%	30.00%	$1,000.00
2,166.11	1,414.23	3,873.92	20.00%	25.00%	30.00%	20.00%	$1,000.00
2,021.70	1,244.52	3,426.93	12.00%	10.00%	15.00%	10.00%	$1,000.00
1,805.09	1,131.38	2,979.94	0.00%	0.00%	0.00%	0.00%	$1,000.00
1,714.84	1,244.52	3,128.94	-5.00%	10.00%	5.00%	-5.00%	$1,000.00
1,714.84	1,018.24	2,905.44	-5.00%	-10.00%	-2.50%	-10.00%	$1,000.00
1,444.07	1,154.01	2,681.95	-20.00%	2.00%	-10.00%	-20.00%	$1,000.00
1,263.56	905.10	2,234.96	-30.00%	-20.00%	-25.00%	-30.00%	$1,000.00
1,263.56	690.14	2,383.95	-30.00%	-39.00%	-20.00%	-39.00%	$1,000.00
1,083.05	905.10	2,085.96	-40.00%	-20.00%	-30.00%	-40.00%	$600.00
992.80	565.69	1,787.96	-45.00%	-50.00%	-40.00%	-50.00%	$500.00
722.04	678.83	1,340.97	-60.00%	-40.00%	-55.00%	-60.00%	$400.00
2,075.85	339.41	1,489.97	15.00%	-70.00%	-50.00%	-70.00%	$300.00
361.02	282.85	893.98	-80.00%	-75.00%	-70.00%	-80.00%	$200.00
270.76	113.14	595.99	-85.00%	-90.00%	-80.00%	-90.00%	$100.00
0.00	56.57	297.99	-100.00%	-95.00%	-90.00%	-100.00%	$0.00

*per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The S&P 500 Index increases from an Initial Value of Initial Value of 1,805.09 to a Final Value of 2,021.70, the Russell 2000 Index increases from an Initial Value of 1,131.38 to a Final Value of 1,244.52, and the EURO STOXX 50 Index increases from an Initial Value of 2,979.94 to a Final Value of 3,426.93.

The Index Returns of all the Reference Assets are positive and, as such, the Index Return of the Lowest Performing Reference Asset is positive and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The S&P 500 Index decreases from an Initial Value of 1,805.09 to a Final Value of 1,263.56, the Russell 2000 Index decreases from an Initial Value of 1,131.38 to a Final Value of 690.14 and the EURO STOXX 50 Index decreases from an Initial Value of 2,979.94 to a Final Value of 2,383.95.

Because the Index Return of the Russell 2000 Index of -39.00% is lowest, compared with the Index Returns of the S&P 500 Index of -30.00% and of the EURO STOXX 50 Index of -20.00%, the Russell 2000 Index is the Lowest Performing Reference Asset. However, because the Final Value of the Lowest Performing Reference Asset of 690.14 is not less than its respective Barrier Level of 690.14, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

PPS-5

Example 3: The S&P 500 Index increases from an Initial Value of 1,805.09 to a Final Value of 2,075.85, the Russell 2000 Index decreases from an Initial Value of 1,131.38 to a Final Value of 339.41, and the EURO STOXX 50 Index decreases from an Initial Value of 2,979.94 to a Final Value of  1,489.97.

Because the Index Return of the Russell 2000 Index of -70.00% is lowest, compared with the Index Returns of the S&P 500 Index of 15.00% and the Index Return of the EURO STOXX 50 Index of -50.00%, the Russell 2000 Index is the Lowest Performing Reference Asset. Because the Final Value of the Lowest Performing Reference Asset of 339.41 is less than its respective Barrier Level of 690.14 the investor is fully exposed to the depreciation of the Russell 2000 Index (as measured from its Initial Value to its Final Value) and receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return of the Lowest Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

SELECTED PURCHASE CONSIDERATIONS

•                  Market Disruption Events— The Valuation Dates and the Maturity Date (or Early Redemption Date, as applicable) are subject to adjustment in the event of a market disruption event with respect to any Index.   If the Calculation Agent determines that a market disruption event occurs or is continuing in respect of any Index on the relevant Valuation Date, the relevant Valuation Date will be postponed.  If such postponement occurs, the Closing Values of the Indices for the relevant Valuation Date will be determined using the Closing Values of the Indices on the first following Reference Asset Business Day on which no market disruption event occurs or is continuing in respect of all Indices.  In no event, however, will the relevant Valuation Date be postponed by more than five days that would have been a Reference Asset Business Days but for the occurrence of a Market Disruption Event.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Index on such fifth day, the Calculation Agent will determine the Closing Value of the Index(ices) unaffected by such market disruption event using the Closing Value of such Index(ices) on such fifth day, and will make an estimate of the Closing Value of the Index(ices) affected by such market disruption event that would have prevailed on such fifth day in the absence of such market disruption event.  In the event that a Valuation Date (including the Final Valuation Date) is postponed, the related quarterly Contingent Payment Date (and Early Redemption Date or Maturity Date, as applicable) will be the fifth Business Day following the Valuation Date, as postponed (except in the case of the Maturity Date, in which case it will be the third Business Day following the Final Valuation Date, as postponed). Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

For a description of what constitutes a market disruption event with respect to the Indices, see “Reference Assets—Indices— Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

•                  Adjustments to the Reference Assets— The payment you will receive on any quarterly Contingent Payment Date or at maturity (or early redemption, if applicable) may be subject to adjustment in certain circumstances.  For a description of adjustments that may affect the Indices, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the accompanying prospectus supplement.

•                  Exposure to the Equities Underlying the Respective Indices—All payments due under the Notes, if any, are linked to the Lowest Performing Index. As such, the investor is exposed to the performance (which may be negative) of the S&P 500 Index, the Russell 2000 Index, or EURO STOXX 50 Index.  The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The EURO STOXX 50 Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices.

For additional information regarding the Reference Assets, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

PPS-6

If your Notes are properly treated as a contingent income-bearing derivative contract, it would be reasonable (i) to treat any Contingent Payments you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your basis in the Notes for U.S. federal income tax purposes.  Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Payments that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in these preliminary terms is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Payments (if any) that are made on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Payments to be made on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in these preliminary terms.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement..

PPS-7

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or the underlying components of the Reference Assets.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                  “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether the Final Value of the Lowest Performing Reference Asset is less than its respective Barrier Level.  If the Final Value of the Lowest Performing Reference Asset is less than the Barrier Level with respect to such Reference Asset, your Notes will be fully exposed to such decline and you may lose some or all of your principal.  Specifically, if the Final Value of the Lowest Performing Reference Asset is less than its Barrier Level (a decline of 35% compared to its Initial Value), you will lose 1% of your principal amount for every 1% decline in the Closing Value of the Lowest Performing Reference Asset as measured from its Initial Value to its Final Value.

•                  The Payment at Maturity on the Notes is not Linked to the Value of any Reference Asset Other than the Final Value of the Lowest Performing Reference Asset—Any payment (including any final quarterly contingent payment) due at maturity on your Notes will be linked solely to the performance of the Lowest Performing Reference Asset and the performance of the other Reference Assets will not be taken into consideration.  For example, if the Final Value of the Lowest Performing Reference Asset is less than its respective Barrier Level, even though either or both of the other Reference Assets that are not the Lowest Performing Reference Asset appreciate from their Initial Values to their Final Values, the calculation of the payment at maturity will not take into account such appreciation and your Notes will be fully exposed to any decline of the Lowest Performing Reference Asset from its Initial Value to its Final Value.  Similarly, if all the Reference Assets have negative Reference Asset Returns, any payment at maturity will depend solely on whether the Final Value of the Lowest Performing Reference Asset is less than its Barrier Level and will not be limited in any way by virtue of the Reference Asset Returns of the other Reference Assets being greater than the Reference Asset Return of the Lowest Performing Reference Asset or by virtue of the Final Value of the other Reference Assets not being less than their Barrier Levels.  Accordingly, your investment in the Notes may result in a return that is less, and may be substantially less, than an investment that is linked to the Reference Asset(s) that are not the Lowest Performing Reference Assets.

•                  The Payment at Maturity of Your Notes is Not Based on the Closing Value of the Lowest Performing Reference Asset at Any Time Other than on the Final Valuation Date—The Closing Value of the Lowest Performing Reference Asset on the Final Valuation Date (subject to adjustments as described in the prospectus supplement) or the Final Value will be the relevant value when determining the payment due at maturity. Therefore, if the Closing Value of the Lowest Performing Reference Asset fell precipitously on the Final Valuation Date, causing the Closing Value of the Lowest Performing Reference Asset to fall below its respective Barrier Level, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the Closing Value of the Lowest Performing Reference Asset prior to such drop.

•                  You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final quarterly contingent payment, if any, you will not receive more than the principal amount of your Notes, even if the Reference Asset Returns of any or all of the Reference Assets is greater than 0%.  The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the quarterly contingent payments, if any, paid during the term of the Notes.

•                  Potential Return Limited to the Quarterly Contingent Payments— The return, if any, on the Note is limited to the quarterly Contingent Payment(s).  You will not participate in any appreciation in the value of any Reference Asset. Moreover, a quarterly Contingent Payment will not be made on any Contingent Payment Date if the Closing Value of the Lowest Performing Reference Asset is below its Coupon Barrier Level on the respective Valuation Date. As such, it is possible that you will not receive any quarterly Contingent Payments during the term of the Notes.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, on any Contingent Payment Date, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent, provided the Issuer gives at least five business days’ prior written notice to the trustee.  If the Issuer exercises its redemption option on such date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes. No Contingent Payments will be due after the relevant Early Redemption Date and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield.  The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.  The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

PPS-8

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•                  Holding the Notes is not the Same as Owning Directly the Reference Assets, or the Underlying Constituents of the Reference Assets; No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in any of the Reference Assets or the underlying constituents/components of the Reference Assets.  The return on your Notes will not reflect the return you would realize if you actually purchased the Reference Assets or underlying constituents/components of the Reference Assets. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising any of the Indices would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

•                  Equity Market Risks— The Indices may fluctuate in accordance with changes in the financial condition of the relevant issuers of the component stocks that comprise the Indices, the value of common stocks generally and other factors.  The financial condition of the issuers of the component stocks that comprise the Indices may become impaired or the general condition of the equity market may deteriorate, either of which may cause a decrease in the level of the Indices, and thus in the market value of the Notes.  Common stocks are susceptible to general equity market fluctuations, to speculative trading by third parties and to volatile increases and decreases in value as market confidence in and perceptions regarding the security or securities comprising the Indices change.  Investor perceptions regarding the issuer of an equity security comprising an Index are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises.

•                  Certain Considerations Related to Equity Indices Whose Underlying Constituents Are Small Capitalization Stocks— The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  Certain Consideration Related to Equity Indices Whose Underlying Constituents Are, Non- U.S. Securities that Trade in Non-U.S. Markets—Some or all of the equity securities that are held by the EURO STOXX 50 Index have been issued by non-U.S. issuers. Investments in securities linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries. In particular securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such securities, which may have an adverse effect on the Notes.  Also, the public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.  Regulatory and tax environments in these foreign jurisdictions may be subject to change without review or appeal.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•                  No Direct Exposure to Fluctuations in Foreign Exchange Rates— The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the stocks composing the EURO STOXX 50 Index are denominated, although any currency fluctuations could affect the performance of the EURO STOXX 50 Index.  Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•                  Adjustments to the Indices Could Adversely Affect the Value of the Notes—Those responsible for calculating and maintaining the Indices can add, delete or substitute the components of the Indices, or make other methodological changes that could change the value of the Indices. In addition, the publisher of an Index may discontinue or suspend calculation or publication of such Index. Any of these actions could adversely affect the value of the Reference Assets and, consequently, the value of the Notes. For a description of the actions that may be taken by the Calculation Agent in the event that an Index publisher discontinues or suspends calculation of an Index, please see “Selected Purchase Considerations— Market Disruption Events” and “Selected Purchase Considerations— Adjustments to the Indices” in this preliminary pricing supplement.

PPS-9

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

PPS-10

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales.  The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. May at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Payments received on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Reference Assets on any Reference Asset Business Day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                                         the expected volatility of the Reference Assets;

o                                         the time to maturity of the Notes;

o                                         the market price and dividend rate on the common stocks underlying the Indices;

o                                         interest and yield rates in the market generally;

o                                         a variety of economic, financial, political, regulatory or judicial events;

o                                         supply and demand for the Notes; and

o                                         our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-11

INFORMATION REGARDING THE REFERENCE ASSETS

The S&P 500® Index

As noted above, the S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For more information about the S&P 500 Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in this accompanying index supplement.

Historical Information Regarding the S&P 500® Index

We obtained the historical closing level information in the chart and the graph below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the S&P 500 Index on any Valuation Date.  We cannot give you assurance that the performance of the S&P 500 Index will result in the return of any of your initial investment.

The following table sets forth the high and low closing levels of the Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	1,447.16	1,273.37	1,322.70
June 30, 2008	1,426.63	1,278.38	1,280.00
September 30, 2008	1,305.32	1,106.39	1,166.36
December 31, 2008	1,161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1,071.66	879.13	1,057.08
December 31, 2009	1,127.78	1,025.21	1,115.10
March 31, 2010	1,174.17	1,056.74	1,169.43
June 30, 2010	1,217.28	1,030.71	1,030.71
September 30, 2010	1,148.67	1,022.58	1,141.20
December 31, 2010	1,259.78	1,137.03	1,257.64
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,202.09
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 6, 2013*	1,807.23	1,655.45	1,805.09

* For the period commencing October 1, 2013 and ending on December 6, 2013

PPS-12

The following graph sets forth the historical performance of the S&P 500 Index based on daily closing levels from January 1, 2008 through December 6, 2013. The closing level of the S&P 500® Index on December 6, 2013 was 1,805.09.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Russell 2000® Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For more information about the Russell 2000 Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in this accompanying index supplement.

Historical Information Regarding the Russell 2000® Index

We obtained the historical closing level information in the chart and the graph below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Russell 2000 Index on any Valuation Date.  We cannot give you assurance that the performance of the Russell 2000 Index will result in the return of any of your initial investment.

The following table sets forth the high and low closing levels of the Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43

PPS-13

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 30, 2011	858.11	650.96	689.95
December 30, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.47	1,073.79
December 6, 2013*	1,142.89	1,043.46	1,131.38

* For the period commencing October 1, 2013 and ending on December 6, 2013

The following graph sets forth the historical performance of Russell 2000 Index the based on daily closing levels from January 1, 2008 through December 6, 2013. The closing level of the Russell 2000® Index on December 6, 2013 was 1,131.38.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The EURO STOXX 50 Index

As noted above, The EURO STOXX 50 Index is composed of 50 European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stock traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities. For additional information about EURO STOXX 50 Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—EURO STOXX 50®   Index” in the accompanying index supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the high and low Closing Levels of the EURO STOXX 50® Index, as well as end-of-quarter Closing Levels, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20

PPS-14

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,140.41
December 30, 2011	2,476.92	2,090.25	2,316.55
March 30, 2012	2,608.42	2,286.45	2,477.28
June 29, 2012	2,501.18	2,068.66	2,264.72
September 28, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.90	2,511.80	2602.60
September 30, 2013	2,936.20	2,570.76	2,893.15
December 6, 2013*	3,092.42	2,902.12	2,979.94

* For the period commencing October 1, 2013 and ending on December 6, 2013

The following graph sets forth the historical performance of EURO STOXX 50® Index the based on daily Closing Levels from January 2, 2008 through December 6, 2013. The Closing Level of the EURO STOXX 50® Index on December 6, 2013 was 2,979.94.

We obtained the EURO STOXX 50® Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on any Valuation Date.  We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-15